Exhibit 18

Polaroid Corporation
Cambridge, Massachusetts

March 17, 1998

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Polaroid Corporation and subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of earnings, cash flows and changes in common stockholders' equity for each of the years in the three-year period ended December 31, 1997, and have reported thereon under date of January 27, 1998. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1997. As stated in Note 1 to those financial statements, the Company changed its method of accounting for depreciation and states that the newly adopted accounting principle is preferable in the circumstances because the Company believes that the straight-line method more appropriately measures the timing of the economic benefits to be received from these assets. Also, since the straight-line method is the predominant method used in the industry in which the Company operates, the adoption increases the comparability of the Company's results with those of its competitors. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Polaroid Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

KPMG PEAT MARWICK LLP